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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Del Monte Foods Company:

We consent to:

      1. the incorporation by reference in amendment no. 2 of the registration statement on Form S-4 of Del Monte Foods Company (the Company) of our report dated June 6, 2003, except as to the first paragraph under "Legal Proceedings" of Note 13 which is as of July 21, 2003 and the consolidating statement of cash flows for the fiscal year ended April 27, 2003 in Note 17 which is as of September 18, 2003, relating to the consolidated balance sheet of Del Monte Foods Company and subsidiaries as of April 27, 2003, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the year then ended, which report appears in the current report on Form 8-K of Del Monte Foods Company dated September 19, 2003, and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report refers to a change in the Company's method for accounting for goodwill and other intangible assets.

      2. the incorporation by reference in amendment no. 2 of the registration statement on Form S-4 of Del Monte Foods Company of our report dated July 26, 2002, relating to the consolidated balance sheets of pre-Merger Del Monte Foods Company and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the current report on Form 8-K of Del Monte Foods Company dated August 8, 2003.


                                                                 /s/ KPMG LLP

San Francisco, California
November 17, 2003